Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-8 of Conmed Healthcare Management, Inc. of our report dated March 2, 2012, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Conmed Healthcare Management, Inc. for the year ended December 31, 2011.

/s/ McGladrey LLP

Des Moines, IA

June 14, 2012